Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release:
February 2, 2010 ~ 10:00 a.m.

Chemung Financial Reports Fourth Quarter
and Year End Earnings

Chemung Financial Corporation today reported fourth quarter 2009 unaudited net income of $1.288 million compared to $1.536 million in the fourth quarter of 2008. Earnings per share for the quarter totaled $0.36 as compared with $0.43 a year ago, a decrease of 16.3%.

Net income for the year totaled $5.233 million vs. $8.354 million last year, with earnings per share down 37.5% from $2.32 to $1.45 per share.

In a prepared statement released this morning, Ronald M. Bentley, President & CEO, stated:

"While earnings were down from the previous year, our financial results were in line with our expectations after accounting for several unusual items. Net earnings for the year were impacted by a $1.439 million increase in other-than-temporary impairment ("OTTI") charges on trust preferred securities pools, one-time acquisition costs related to the Corporation's acquisition of Canton Bancorp, Inc. ("Canton") in May of 2009 totaling approximately $1.448 million, a $2.322 million increase in pension expense, a $1.402 million increase in FDIC insurance (including a second quarter 2009 special assessment of $439 thousand) and a $1.0 million increase in the provision for loan losses. The after-tax impact on earnings of these items totaled approximately $4.667 million or $1.30 per share.

Our fourth quarter earnings decrease from the corresponding period in 2008 was affected by the sale of our credit card merchant processing business in the fourth quarter of 2008 which resulted in an after-tax gain on the sale of approximately $286 thousand or $0.08 per share in that quarter.

Compared to the corresponding period in 2008, fourth quarter net interest income rose $550 thousand or 6.8% to $8.639 million despite a 34 basis point decrease in the net interest margin to 3.82%. The increase in net interest income was due to a $121.8 million increase in average earning assets and a 66 basis point decline in the average cost of interest bearing liabilities, partially offset by an 83 basis point decrease in the average yield on earning assets.

A $225 thousand decrease in the fourth quarter provision for loan losses as compared to the fourth quarter of 2008 was principally due to the fact that management had increased provisioning in the fourth quarter of 2008 in light of higher net consumer loan charge-off's and a deteriorating economic environment.

Fourth quarter non-interest income, excluding the above mentioned fourth quarter 2008 gain on the sale of our credit card merchant processing business was $352 thousand or 10.3% higher than last year due principally to higher Trust and Investment Center fee income and gains on the sale of investment securities, as well as increases in service charges and check card interchange fee income, partially offset by a decrease in revenue from credit card merchant processing due to the sale of this business and lower revenue from the Corporation's equity investment in Cephas Capital Partners, LP ("Cephas").

As compared to the corresponding period in 2008, fourth quarter operating expenses increased $1.176 million or 12.9% due principally to higher pension and health insurance costs, as well as increases in compensation expenses, regular quarterly FDIC assessments and higher costs associated with the three offices acquired in the Canton acquisition, offset principally by a decrease in processing costs related to the sale of the credit card merchant processing business.

Net interest income for the year was $2.487 million or 8.1% higher than last year, while the net interest margin was down 16 basis points to 3.89%. The increase in net interest income is attributed to a $95.1 million increase in average earning assets and an 81 basis point decrease in the cost of interest bearing liabilities, partially offset by a 78 basis point decrease in the average yield on earning assets.

The 2009 provision for loan losses was $1.0 million higher than last year due principally to increases in non-performing and classified loans, as well as higher net consumer loan charge-off's, and reflects management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, the current weakness in the economy, overall credit quality and loan growth.

Year-to-date non-interest income, excluding the aforementioned increase in OTTI write-downs and the gain on the sale of the merchant credit card processing business, was up approximately $477 thousand due principally to increases in Trust and Investment Center fee income, check card interchange fee income, service charges and gains on the sale of mortgages and investment securities, offset primarily by a decrease in revenue associated with the sale of the credit card merchant processing business in October of 2008 and a reduction in revenue from the Corporation's equity investment in Cephas.

Year-to-date operating expenses increased $5.353 million or 15.8% due in large part to the aforementioned increases in pension and FDIC insurance costs, as well as one-time acquisition related expenses.

Due in part to the Canton acquisition, as well as organic growth, total assets have increased $137.6 million or 16.4% since year-end 2008 to $975.9 million, with total loans and deposits increasing $30.7 million and $144.2 million, respectively. Capital at December 31, 2009 totaled $90.1 million."

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company for Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

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